InnerWorkings Announces First Quarter 2019 Results
$75M in new business awarded to date in 2019

CHICAGO, IL - May 9, 2019 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended March 31, 2019. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“Our pursuit of operational excellence and cost reduction measures have not impacted our ability to maintain strong partnerships with our existing client base and attract additional large, global brands,” said Chief Executive Officer Rich Stoddart. “We have been awarded more new business in the first four months of 2019 than we had at this point in any prior year. We expect to continue positive momentum through 2019, solidly positioning us on our path toward profitable growth.”

Financial and Business Highlights

•
Gross revenue was $267.2 million in the first quarter of 2019, a decrease of 3% compared to $274.5 million in the first quarter of 2018. Excluding currency impacts, first quarter gross revenue increased 1% compared to the same period of last year.

•
Gross profit (net revenue) was $61.2 million, or 22.9% of gross revenue in the first quarter of 2019, compared to $66.1 million, or 24.1% of revenue, in the same period of last year. Excluding the impact of write-offs related to the previous exit of certain client work, first quarter gross margin would have been 23.2%.

•
Net loss for the first quarter of 2019 was $(2.5) million, or $(0.05) per diluted share, compared to net loss of $(1.7) million, or $(0.03) per diluted share in the first quarter of 2018. First quarter 2019 net loss included $3.9 million of restructuring charges related to the previously-announced cost reduction plan.

•	Non-GAAP diluted earnings per share for the first quarter of 2019 was $0.02, compared to a loss of $(0.02) in the first quarter of 2018.

•	Adjusted EBITDA was $6.6 million in the first quarter of 2019, compared to $7.4 million in the first quarter of 2018.

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Additional work from new and existing clients awarded to date in 2019 amounts to approximately $75 million of annual revenue at full run-rate. The latest of these wins include new partnerships with one of the largest producers of consumer discretionary products and a global manufacturer of home improvement products.

“I am encouraged by the progress our teams are making to improve the efficiency of our operations, which is reflected in our sequential reduction in SG&A this quarter,” said Don Pearson, Chief Financial Officer. “With the assistance of third-party experts, we are at an advanced planning stage of the second phase of cost reduction initiatives. Implementing these plans is expected to deliver $3 million of cost savings in the second half of 2019 and another $12 million in 2020 and beyond. This is a key step to create an operating platform that will enable sustainable profitable growth.”

Outlook

The Company is maintaining its guidance for 2019. Revenue is expected to be in a range of $1.15 to $1.18 billion, which represents growth of 3% to 5% compared to 2018. Adjusted EBITDA is expected to be in a range of $42 to $46 million, and non-GAAP diluted earnings per share guidance for 2019 is expected to be $0.20 to $0.24.

Conference Call

Rich Stoddart, Chief Executive Officer, and Don Pearson, Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: adjusted EBITDA, non-GAAP diluted earnings per share and constant currency revenue. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly. Constant currency revenue is calculated by retranslating current period revenue at a consistent rate with the prior period results. This approach is based on the pricing currency for each country, which is typically the functional currency. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of adjusted EBITDA, non-GAAP diluted earnings per share, and constant currency included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018

Revenue	$267,239	$274,539
Cost of goods sold	206,043	208,472
Gross profit	61,196	66,067
Operating expenses:
Selling, general and administrative expenses	55,805	61,167
Depreciation and amortization	2,617	3,659
Restructuring charges	3,934	—
(Loss) income from operations	(1,160)	1,241
Other income (expense):
Interest income	98	62
Interest expense	(2,745)	(1,568)
Other, net	(740)	(846)
Total other expense	(3,387)	(2,352)
Loss before income taxes	(4,547)	(1,111)
Income tax (benefit) expense	(2,085)	573
Net loss	$(2,462)	$(1,684)

Basic loss per share	$(0.05)	$(0.03)
Diluted loss per share	$(0.05)	$(0.03)

Weighted-average shares outstanding – basic	51,830	53,716
Weighted-average shares outstanding – diluted	51,830	53,716

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,851	$26,770
Accounts receivable, net	184,359	193,253
Unbilled revenue	51,166	46,474
Inventories	46,927	56,001
Prepaid expenses	14,245	16,982
Other current assets	36,188	34,106
Total current assets	358,736	373,586
Property and equipment, net	35,952	82,933
Intangibles and other assets:
Goodwill	152,181	152,158
Intangible assets, net	9,301	9,828
Right of use assets	39,391	—
Deferred income taxes	1,073	1,195
Other non-current assets	3,486	2,976
Total intangibles and other assets	205,432	166,157
Total assets	$600,120	$622,676
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	149,813	158,449
Accrued expenses	31,339	35,474
Deferred revenue	20,945	17,614
Revolving credit facility - current	138,923	142,736
Other current liabilities	31,493	26,231
Total current liabilities	372,513	380,504
Lease liabilities	35,044	—
Deferred income taxes	8,268	8,178
Other non-current liabilities	1,986	50,903
Total liabilities	417,811	439,585
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	240,734	239,960
Treasury stock at cost	(81,471)	(81,471)
Accumulated other comprehensive loss	(23,562)	(24,309)
Retained earnings	46,602	48,905
Total stockholders' equity	182,309	183,091
Total liabilities and stockholders' equity	$600,120	$622,676

Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities
Net loss	$(2,462)	$(1,684)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	2,617	3,659
Stock-based compensation expense	739	1,417
Deferred income taxes	—	30
Bad debt provision	385	538
Implementation cost amortization	143	125
Other operating activities	102	52
Change in assets:
Accounts receivable and unbilled revenue	3,924	24,165
Inventories	9,149	2,131
Prepaid expenses and other assets	116	2,941
Change in liabilities:
Accounts payable	(8,351)	(20,922)
Accrued expenses and other liabilities	(870)	21,857
Net cash provided by operating activities	5,492	34,309

Cash flows from investing activities
Purchases of property and equipment	(3,345)	(2,874)
Net cash used in investing activities	(3,345)	(2,874)

Cash flows from financing activities
Net repayments of revolving credit facility	(3,800)	(9,023)
Net short-term secured borrowings (repayments)	1,256	(1,986)
Repurchases of common stock	—	(8,048)
Proceeds from exercise of stock options	63	7
Payment of debt issuance costs	(585)	—
Other financing activities	(29)	(67)
Net cash used in financing activities	(3,095)	(19,117)

Effect of exchange rate changes on cash and cash equivalents	29	594
(Decrease) increase in cash and cash equivalents	(919)	12,912
Cash and cash equivalents, beginning of period	26,770	30,562
Cash and cash equivalents, end of period	$25,851	$43,474

Reconciliation of Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Net loss	$(2,462)	$(1,684)
Income tax (benefit) expense	(2,085)	573
Interest income	(98)	(62)
Interest expense	2,745	1,568
Other, net	740	846
Depreciation and amortization	2,617	3,659
Stock-based compensation expense	739	1,417
Restructuring charges	3,934	—
Professional fees related to ASC 606 implementation	—	1,033
Executive search fees	80	—
Restatement-related professional fees	365	—
Non-GAAP Adjusted EBITDA	$6,575	$7,350

	Three Months Ended March 31,
	2019	2018

Net loss	$(2,462)	$(1,684)
Restructuring charges, net of tax	3,030	—
Restatement-related professional fees, net of tax	272	—
Executive search fees, net of tax	60	—
Professional fees related to ASC 606 implementation, net of tax	—	760
Adjusted net income (loss)	$900	$(924)
Weighted-average shares outstanding, diluted	51,895	53,716
Non-GAAP diluted earnings (loss) per share	$0.02	$(0.02)